September 2007	Filed pursuant to Rule 433 dated August 27, 2007
Relating to Preliminary Pricing Supplement No. 367 dated August 24, 2007 to Registration Statement No. 333-131266
Structured Investments
Opportunities in Equities
Protected Absolute Return Barrier Notes due March 20, 2009
Based on the Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Protected Absolute Return Barrier Notes provide principal protection as well as potential appreciation based on the absolute value of the return of the price of shares of the iShares® MSCI Emerging Markets Index Fund, but only if the share price remains within a specified range at all times during the term of the notes.  Consequently, you will receive a positive return whether the closing share price on the valuation date is higher or lower than the initial price, as long as the value of the share price remains within the specified range at all times.

S U M M A R Y T E R M S
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Commissions and issue price” below)
Stated principal amount:	$10 per note
Pricing date:	September , 2007
Original issue date:	September , 2007 (5 business days after the pricing date)
Maturity date:	March 20, 2009
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Payment at maturity:	$10 + supplemental redemption amount (if any)
Maximum payment at maturity:	$12.30-$12.70 (123%-127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Supplemental redemption amount:	▪ If at all times during the observation period the share price times the adjustment factor is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price times the adjustment factor is outside the price range, $0.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:	At any time on any day during the observation period, the price of one underlying share.
Closing share price:	On any day, the share price at the market close
Price range:	Any share price that is:
▪ greater than or equal to: (initial price x 73%-77%); and
▪ less than or equal to: (initial price x 123%-127%) The actual lower and upper limits of the price range will be determined on the pricing date.
Absolute price return:	Absolute value of: (final price – initial price) / initial price
Initial price:	The closing share price on the pricing date
Final price:	The closing share price times the adjustment factor on the valuation date
Valuation date:	March 18, 2009
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
CUSIP:	617475769
Listing:
Application will be made to list the notes on the American Stock Exchange LLC under the ticker symbol “EOY”, subject to meeting the listing requirements.  We do not expect to announce whether the notes will meet such requirements prior to the pricing of the notes.  If accepted for listing, the notes will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per note:	$10	$0.175	$9.825
Total:
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 367 dated August 24, 2007

Amendment No. 1 to Prospectus Supplement dated July 24, 2007 Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

Investment Overview

Protected Absolute Return Barrier Notes

The notes provide principal protection as well as potential appreciation based on the absolute value of the return of the price of shares of the iShares® MSCI Emerging Markets Index Fund, subject to a maximum payment at maturity, but the notes will only pay a return above the principal amount if the share price remains within a specified range over the term of the notes.  Investors who want to capitalize on either positive or negative movements in the closing share price within the specified range can use the notes to gain such exposure while protecting 100% of their principal at maturity.

iShares® MSCI Emerging Markets Index Fund Overview

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by Morgan Stanley Capital International Inc., a majority-owned subsidiary of Morgan Stanley, and is designed to measure equity market performance in the global emerging markets.

Information as of market close on August 22, 2007:

Bloomberg Ticker:                                           EEM
Current Closing Share Price:                         $127.30
52 Week High Intraday Share Price:              $144.03 (on 7/23/07)
52 Week Low Intraday Share Price:               $94.01 (on 9/11/06)

September 2007	Page 2

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

Key Investment Rationale

These Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a return of up to 23%-27% regardless of whether the closing share price appreciates or depreciates, as long as the share price remains within the price range at all times during the observation period.

Best Case Scenario
The share price remains within the price range at all times during the observation period and investors receive $10 times the absolute index return, subject to the maximum payment at maturity of $12.30-$12.70 (123%-127%) per note.  At maturity, investors will maximize their returns if, on the valuation date, the absolute price return is 23%-27% and the share price has remained within the price range at all times during the observation period.

Worst Case Scenario
The share price is outside the price range at any time on any day during the observation period and investors only receive the principal amount of their investment at maturity.  The notes are 100% principal protected.

Summary of Selected Key Risks (see page 9)

¡	Structure Related Risks

o	No interest payments

o	No guaranteed supplemental redemption amount

o	Appreciation potential is limited

o	Market value of notes may decline

¡	Underlying Share Related Risks

o	The MSCI Emerging Markets Index is subject to currency exchange risk

o	There are risks associated with investments in securities indexed to the value of foreign equity securities

o	Investing in the notes is not equivalent to investing in the iShares® MSCI Emerging Markets Index Fund

o	Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the notes

o	The underlying shares may not exactly track the MSCI Emerging Markets Index

o	The antidilution adjustments do not cover every event that could affect the underlying shares

¡	Secondary Market Related Risks

o	Market price of the notes will be influenced by many unpredictable factors

o	Secondary trading may be limited

o	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

o	Hedging and trading activity could potentially affect the value of the notes

¡	Other Risks

o	Economic interests of the calculation agent and other affiliates may be potentially adverse to investor interests

o	Issuer credit risk

o	U.S. federal income tax consequences of an investment in the notes

September 2007	Page 3

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the closing share price and on whether the share price has remained within the price range at all times during the observation period.

Expected Key Dates

Pricing date:	Original issue date (settlement date):	Maturity date:

September , 2007	September , 2007 (5 business days after the pricing date)	March 20, 2009

Key Terms

Issuer:	Morgan Stanley

Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund

Issue price:	$10 per note. See “Syndicate Information” below.

Stated principal amount:	$10 per note

Denominations:	$10 and integral multiples thereof

Interest:	None

Payment at maturity:	$10 stated principal amount plus the supplemental redemption amount (if any)

Supplemental redemption amount:
▪  If at all times during the observation period the share price times the adjustment factor is within the price range, $10 times the absolute index return; or
▪  If at any time on any day during the observation period the share price times the adjustment factor is outside the price range, $0.

Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:	At any time on any day during the observation period, the price of one underlying share.

Closing share price:	On any day, the share price at the market close

Price range:
Any share price that is:
▪  greater than or equal to: (initial price x 73%-77%); and
▪  less than or equal to: (initial price x 123%-127%)
The actual lower and upper limits will be determined on the pricing date.

Absolute price return:	Absolute value of: (final price – initial price) / initial price

Initial price:	The closing share price on the pricing date

Final price:	The closing share price times the adjustment factor, in each case, as calculated on the valuation date

Valuation date:	March 18, 2009

Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.

Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

September 2007	Page 4

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

General Information

Listing:
Application will be made to list the notes on the American Stock Exchange LLC (the “AMEX”) under the ticker symbol “EOY”, subject to meeting the listing requirements.  We do not expect to announce whether the notes will meet such requirements prior to the pricing of the notes.  If accepted for listing, the notes will begin trading the day after the pricing date.

CUSIP:	617475769

Minimum ticketing size:	100 notes

Tax consideration:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no stated interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on August 21, 2007, the “comparable yield” would be a rate of 4.8658% per annum compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.7378 due at maturity. The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “Description of Notes — United States Federal Income Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the notes.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying preliminary pricing supplement called “Description of Notes — United States Federal Income Taxation — Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)

Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying shares, in futures or options contracts on the underlying shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the value of the underlying shares and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

September 2007	Page 5

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

Syndicate Information

Issue Price of the Notes	Selling Concession	Principal Amount of the Notes for anySingle Investor
$10.00	$0.175	<$999K
$9.9625	$0.1375	$1MM-$2.99MM
$9.94375	$0.1875	$3MM-$4.99MM
$9.925	$0.10	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus related to this offering which can be accessed via the hyperlinks on the front page of this document.

September 2007	Page 6

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the share price return from -100% to +100% and assumes a hypothetical initial price of $120 and a hypothetical price range which includes all share prices greater than or equal to the hypothetical initial price times 77% and less than or equal to the hypothetical initial price times 123% (the actual initial price and price range will be determined on the pricing date).  In this example, the share price must move by more than 23% in either direction from the hypothetical initial price before we would not pay you a supplemental redemption amount.

Closing Share Price	Price Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
$240.00	100.00%	$0.00	$10.00	0.00%
$180.00	50.00%	$0.00	$10.00	0.00%
$168.00	40.00%	$0.00	$10.00	0.00%
$147.60	23.00%	$2.30	$12.30	23.00%
$142.80	19.00%	$1.90	$11.90	19.00%
$136.80	14.00%	$1.40	$11.40	14.00%
$132.00	10.00%	$1.00	$11.00	10.00%
$126.00	5.00%	$0.50	$10.50	5.00%
$121.20	1.00%	$0.10	$10.10	1.00%
$120.00	0.00%	$0.00	$10.00	0.00%
$118.80	-1.00%	$0.10	$10.10	1.00%
$114.00	-5.00%	$0.50	$10.50	5.00%
$108.00	-10.00%	$1.00	$11.00	10.00%
$103.20	-14.00%	$1.40	$11.40	14.00%
$97.20	-19.00%	$1.90	$11.90	19.00%
$92.40	-23.00%	$2.30	$12.30	23.00%
$72.00	-40.00%	$0.00	$10.00	0.00%
$60.00	-50.00%	$0.00	$10.00	0.00%
$ -	-100.00%	$0.00	$10.00	0.00%

At maturity, the notes will pay at least 100% of the principal amount and have the potential to pay a supplemental redemption amount based on the closing share price at the end of the observation period if the share price has remained within the price range throughout the entire observation period.

September 2007	Page 7

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

Payment Example 1
The closing share price increases by 14% from the hypothetical initial price of $120 to a final price of $136.80, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10.00 x absolute value of [(136.80 – 120) / 120]  =  $1.40

The total payment at maturity will be $11.40.

Payment Example 2
The closing share price decreases by 10% from the hypothetical initial price of $120 to a final price of $108, and the share remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10.00 x absolute value of [(108 – 120) / 120]  =  $1.00

The total payment at maturity will be $11.00.

Payment Example 3
The closing share price decreases by 1% from the hypothetical initial price of $120 to a final price of $118.80, and the share remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10.00 x absolute value of [(118.80 – 120) / 120]  =  $0.10

The total payment at maturity will be $10.10.

Payment Example 4
The share price moves outside the price range at any time on any day during the observation period.  Because the share price has moved outside the price range, the supplemental redemption amount is equal to $0.

The payment at maturity will only be $10 per $10 stated principal amount regardless of the final price.

September 2007	Page 8

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement.

Structure Specific Risk Factors

¡
The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the closing share price on the valuation date and on whether the share price remains within the price range throughout the observation period.

¡
No guarantee of supplemental redemption amount. If at any time on any day during the observation period the share price is outside the price range, no supplemental redemption amount will be paid and investors will receive only the principal amount of their investment at maturity.

¡
Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $12.30 to $12.70 per note, or 123% to 127% of the stated principal amount.  In no event will the supplemental redemption amount exceed $2.30-$2.70 because if the final price is less than 73%-77% or greater than 123%-127% of the initial price, the share price will have moved outside the price range and your supplemental redemption amount will equal $0.

¡
Market value of notes may decline.  If at any time on any day during the observation period the share price is outside the price range, the market value of each note will decline below the stated principal amount and will no longer be linked to the underlying shares.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

Underlying Share Specific Risks Factors

¡
The MSCI Emerging Markets Index is subject to currency exchange risk.  Because the closing prices of the securities constituting the MSCI Emerging Markets Index are converted into U.S. dollars for purposes of calculating the value of the MSCI Emerging Markets Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the underlying index denominated in each such currency.  If the U.S. dollar strengthens against such currencies, the value of the MSCI Emerging Markets Index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI Emerging Markets Index, and any negative currency impact on the MSCI Emerging Markets Index may significantly decrease the value of the notes.

September 2007	Page 9

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

¡
There are risks associated with investments in securities indexed to the value of foreign equity securities. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

¡
Investing in the notes is not equivalent to investing in the iShares® MSCI Emerging Markets Index Fund. Investing in the notes is not equivalent to investing in the underlying shares.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

¡
Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the notes. Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  MSCI is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes.

¡
The underlying shares may not exactly track the MSCI Emerging Markets Index. The performance of the underlying shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between this fund and the MSCI Emerging Markets Index or due to other circumstances.  BGFA may invest up to 10% of the iShares® MSCI Emerging Markets Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

¡
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect theunderlying shares. MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

Secondary Market Specific Risk Factors

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the volatility of the share price, the dividend yield of the component securities of the MSCI Emerging Markets Index, whether the share price has been outside the price range at any time during the observation period, interest and yield rates, time

September 2007	Page 10

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

¡
Secondary trading may be limited. There may be little or no secondary market for the notes.  The issuer will apply to list the notes on the AMEX under the symbol “EOY.”  For a security to be listed on the AMEX, the AMEX requires, among other things, that there be 1 million units and 400 holders of such security.  It is not possible to predict whether the notes will meet the requirements for listing or trade in the secondary market and we do not expect to announce whether or not the notes will meet those requirements prior to the pricing of the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

¡
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

¡
Hedging and trading activity could potentially affect the value of the notes.  We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes, including trading in the underlying shares as well as in other instruments related to the underlying shares.  Any of these hedging or trading activities during the term of the notes could potentially affect the share price, including the final price and whether the share price is outside the price range at any time during the observation period and, accordingly, the amount of cash investors will receive at maturity.

Other Risk Factors

¡
Economic interests of the calculation agent and other affiliates of ours may be potentially adverse to the investors.  MSCI and MS & Co., the calculation agent, are each our subsidiaries.  MSCI is responsible for calculating and maintaining the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation.  Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.

The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component stocks and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the MSCI Emerging Markets Index and, consequently, the share price, to the extent that the underlying shares generally track the MSCI Emerging Markets Index, and the value of the notes.  The inclusion of a component stock in the MSCI Emerging Markets Index is not an investment recommendation by Morgan Stanley or MSCI of that security.

MS & Co. and MSCI are under no obligation to consider your interests as an investor in the notes and will not do so.  Any actions or judgments by MSCI or MS & Co. could adversely affect the share price and, consequently, the value of the notes.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

¡
The notes will be treated as “contingent payment debt instruments.”  You should read the discussion herein and the discussion under “United States Federal Income Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the notes.

September 2007	Page 11

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

Non-U.S. investors should read the discussion in the Tax Disclosure Sections.

September 2007	Page 12

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

Information about the Underlying Shares

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company.  iShares®, Inc. consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  It is possible that this fund may not fully replicate the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI Emerging Markets Index®

The MSCI Emerging Markets Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc., or MSCI®, a majority-owned subsidiary of Morgan Stanley, and comprises the equity securities underlying the MSCI indices of 25 selected emerging market countries.  See “Description of Notes – The MSCI Emerging Markets Index.”

Historical Information

The following table presents the published high, low and end-of-quarter closing share prices for each quarter in the period from April 11, 2003 through August 22, 2007.  The closing share price on August 22, 2007 was $127.30.  The issuer obtained the closing share prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical closing share prices as an indication of future performance.

September 2007	Page 13

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the
iShares® MSCI Emerging Markets Index Fund

	High	Low	Period End
2003
Second Quarter (from April 11, 2003)	40.8667	33.2333	39.9667
Third Quarter	47.6600	40.4000	45.3100
Fourth Quarter	54.6433	46.5000	54.6433
2004
First Quarter	59.5067	55.1500	58.5000
Second Quarter	60.6133	47.6533	53.8767
Third Quarter	57.5000	50.8900	57.5000
Fourth Quarter	67.2833	56.7000	67.2833
2005
First Quarter	73.9500	63.6333	67.6000
Second Quarter	73.1100	65.1000	71.6000
Third Quarter	85.0200	71.8300	84.8800
Fourth Quarter	89.5000	75.1500	88.2500
2006
First Quarter	100.7800	91.5500	99.0000
Second Quarter	111.1000	81.9500	93.9000
Third Quarter	99.3000	87.6000	96.7700
Fourth Quarter	114.6000	95.3000	114.1700
2007
First Quarter	118.6300	105.2900	116.5000
Second Quarter	133.2000	117.4500	131.6500
Third Quarter (through August 22, 2007)	144.0300	118.5000	127.3000

September 2007	Page 14